Exhibit 14.1

Code of Business Conduct and Ethics

Introduction

The success and reputation of Bancorp 34, Inc., Bank 34, and their affiliates (collectively the “Bank”) are built on principles of integrity, fair dealing and ethical conduct. This Code of Business Conduct and Ethics governs the behavior of the Bank’s directors, officers and employees in their dealings with current and potential customers, suppliers, competitors and the general public. It describes moral duty and obligation to the public, directors, customers and fellow employees. The Bank’s reputation of honesty, integrity and security is the sum of the personal reputations of our individual staff members and directors. Each of our directors, officers and employees shall observe the highest standards of ethical conduct and are expected to place the interests of the Bank above his or her own self-interest. Directors, officers and employees of the Bank must avoid even the appearance of bad conduct or unethical behavior. It is the presumption of this Code of Business Conduct and Ethics that the Bank and its directors, officers and employees will conduct their business dealings in accordance with all applicable laws and regulations.

Bank 34 has established an Ethics Hotline for employees to anonymously report any suspected fraud, unlawful, unethical and other types of improper behavior. Employees who believe they are aware of violation of the Code of Business Conduct and Ethics are expected and encouraged to report their concerns. The Bank will not tolerate any retaliation against employees who raise genuine concerns. For more information, please refer to the Whistleblower Policy and Procedure.

This Code of Business Conduct and Ethics cannot and is not intended to cover every applicable law and regulation, or to provide answers to all questions of ethical behavior that may arise. Ultimately, the Bank must rely on each person’s sense of what is ethical. Because our business depends on the reputation of the Bank 34 and its directors, officers and employees for integrity and ethical business conduct, it is the obligation of each director, officer and employee to become familiar with the Bank’s goals, policies and standards for conduct and to integrate them into all aspects of their business dealings.

This Code of Business Conduct and Ethics shall be incorporated into and made a part of Bank 34’s Employee Handbook.

Confidential Information

Nonpublic information regarding the Bank and its business, directors, employees, customers, and suppliers, and their business relationships with the Bank is confidential. Directors, officers and employees may neither disclose such information nor use it for their own personal benefit, including trading in securities or for other personal gain during or after their affiliation with the Bank, except the Bank’s directors, officers and employees may use such confidential information to the extent necessary to perform their job duties.

The Bank is legally obligated under regulations promulgated under the Gramm-Leach-Bliley Act to protect the privacy of a customer’s or a potential customer’s nonpublic personal information. The privacy practices of the Bank are set out more fully in the Privacy Policy that is disseminated to our customers and potential customers.

Accepting Items of Value

•	In accordance with federal bank bribery law, the Bank’s directors, officers and employees are prohibited from:
•	Soliciting for themselves or for a third party (other than for the Bank itself) anything of value from anyone in return for any business, service or confidential information of the Bank; and

•	Accepting anything of value (other than bona fide salary, wages, fees or other compensation paid in the usual course of business) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated.
•	General Exceptions. There are a limited number of instances where the Bank’s directors, officers and employees, without risk of corruption or breach of trust, may accept something of reasonable value from someone doing business or seeking to do business with the Bank. The most common examples are the business luncheon or the holiday season gift from a customer. In general, the threat of a violation of this Code of Business Conduct and Ethics is diminished if: (1) the acceptance of the gift or thing of value is based solely on a family or personal relationship existing independent of any business of the Bank; or (2) the benefit is available to the general public under the same conditions on which it was made available to the director, officer or employee; or (3) the benefit would be paid for by the Bank as a reasonable business expense if not paid for by another party.
•	Benefits Not Permitted. By contrast to the benefit permitted above, the following types of benefits are not permitted.
•	Expensive gifts of any kind.
•	Weekend entertainment events such as hunting or fishing trips, etc.
•	Expensive or scarce athletic or entertainment tickets.
•	Specific Exceptions. In addition to the general exceptions noted above, the following specific exceptions apply so long as they are not made in connection with any transaction or business conducted by the Bank.
•	Accepting gifts, gratuities, amenities or favors based on an obvious family or personal relationship when the circumstances make it clear that it is the family or personal relationship, rather than business of the Bank, which is the motivating factor;
•	Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided the expense is of a kind and for an amount which would be paid for by the Bank as a reasonable business expense if not paid by another party;
•	Acceptance of loans from other financial institutions on customary terms to finance proper and usual activities of the Bank’s directors, officers or employees, such as home mortgages, except where the loan transaction may be prohibited or restricted by law or regulation;
•	Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;
•	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;
•	Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday, birthday or other similar event; or
•	Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.
•	Reasonable entertainment with present or prospective customers and suppliers when the return of the expenditure on a comparable basis is likely to occur and is properly chargeable as a business expense may be accepted.
•	As a rule, Employees should not accept any gifts of significant value (not to exceed $100) from present or prospective customers or suppliers
•	Value Limitations. The infrequent receipt of meals, entertainment, or gifts of nominal value by officers, employees, directors, attorneys, accountants, or agents is permitted. For purposes of this policy, “nominal value” is defined as not more than $100.00 per item received.
•	Disclosure Obligations. If any Bank director, officer, or employee is offered or receives something of value that is not authorized by this Code of Business Conduct and Ethics, then that person shall promptly disclose that fact to the CEO of the institution. After the appropriate disclosure is made, the matter will then be reviewed and instructions will be given to the reporting person as to the appropriate action to be taken. The Bank will maintain written records pertaining to such disclosures.

Conflicts of Interest

General. Our directors, officers and employees have a duty of loyalty to the Bank, and must therefore avoid any actual or apparent conflict of interest with the Bank. A conflict situation can arise when a director, officer or employee takes action or has an interest that may make it difficult to perform his or her duties objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family or a business affiliated with the director, officer or employee, receives improper personal benefits as a result of his or her business position with the Bank.

•	Directors and officers should consider all potential conflicts of interest when they complete their annual questionnaires. Directors, officers and employees of the Bank must avoid such conflicts of interest, or even the appearance of such conflicts of interest. By way of example:
•	No Bank director, officer or employee shall serve as an employee, officer, director, manager, or trustee of any other bank, savings bank, savings and loan association, credit union or any other business that provides products or services competitive with those offered by the Bank. In some cases a director may seek employment as a director on another bank board with prior approval from the Board of Directors at Bank 34. Offers of directorship or employment to any officer or director by an organization that has or desires a business relationship with the Bank must be reported to the Board of Directors prior to acceptance. The Board of Directors may obtain the opinion of legal counsel that such directorship or employment would not result in a conflict of interest with respect to the recipient’s service to the Bank.
•	If any Bank director, officer or employee, or an immediate family member or dependent of any Bank director, officer or employee, has a personal or financial interest in any matter that comes before the Bank , then such interest shall, as soon as possible, be disclosed by the Bank director, officer or employee and such interested Bankdirector, officer or employee, shall abstain from being involved with any discussion, involvement or voting on the matter.
•	No Bank director, officer or employee shall use for financial gain for themselves or another person, or make any other improper use of, any nonpublic or confidential information which is available to them by reason of their status as a director, officer or employee of the Bank .
•	Bank Bank officers and employees are prohibited from processing any banking transaction or information for themselves or their immediate family members, unless such transaction or information processing is permitted by an applicable Bank procedure.
•	No Bank director, officer or employee shall give or accept any monetary fee or other item of value (including reductions in other fees normally charged for the provision of services) for the referral of a real estate settlement service.
•	No Bank director, officer or employee may accept personal fees or commissions in connection with transactions. You must award orders, contracts, and commitments to suppliers without favoritism. Bank business of this nature must be conducted strictly on the basis of merit.
•	No Bank director, officer or employee may borrow from suppliers or customers, except from banks, or other financial institutions which regularly lend money to individuals, and you should not accept favored treatment.
•	Regarding employment outside the Bank, Employees should not allow the outside employment to interfere with their job performance or require such long hours as to affect their physical or mental effectiveness. An Employee is expected to devote full attention to the Banks’ interest during regular hours of employment.

•	All outside employment must be reported and submitted for approval in writing to the HR Director prior to accepting and beginning outside employment. The Bank reserves the right not to approve any outside employment that could be detrimental to the Bank’s image or to the performance of the individual in their current position at Bank 34.
•	For purposes of this Code of Business Conduct and Ethics, the term “immediate family” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.
•	It is the responsibility of each Officer and Employee to be aware of the appearance of any potential conflict of interest and to remove themselves from any compromising position regarding the bank’s relationship with any organization with which he or she may be connected.

Corporate Opportunities. No director, officer or employee may:

•	Take for himself or herself personally opportunities that are discovered through the use of Bank property, information or position;
•	Use Bank property, information or position for personal gain; or
•	Compete with the Bank. Directors, officers and employees owe a duty to the Bank to advance its legitimate interest when the opportunity to do so arises.

Use of Inside Information. It is the Bank’s intention to strictly enforce the prohibition against insider trading set forth in federal securities laws and regulations. No director, officer or employee may buy or sell securities of the Bank at a time when they are in possession of material non-public information in violation of the federal securities laws and regulations. Passing such information to someone who may buy or sell securities is also prohibited. The prohibition on insider trading applies to the Bank’s securities and to securities of other companies if the director, officer or employee learns of material non-public information about those other companies in the course of his or her duties for the Bank.

Fair Dealing. Each director, officer and employee shall endeavor to deal fairly and in good faith with the Bank’s customers, potential customers, stockholders, employees, suppliers, regulators, business partners, competitors and others. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Protection and Use of Bank Assets. Bank assets, such as information, materials, supplies, intellectual property, software, hardware, and other computer equipment, and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Bank. All Bank assets should be used for legitimate business purposes and the personal use of Bank assets without permission is prohibited. Tickets for sporting, cultural or other events purchased by the Bank are to be used in entertaining potential or actual customers, vendors or others for business purposes only. If it is determined within three days prior to the event that the tickets will not be used, an officer may offer them to someone else at his or her discretion.

Political Activities. The Bank acknowledges that it is important for citizens to take an active interest in the political process and the Bank’s directors, officers and employees may engage in political activities of their own choice, using their own money and time. In such cases, directors, officers and employees participating in political activities do so solely in their personal capacity and not as representatives of the Bank, such activities must not use the Bank’s facilities, personnel or assets or interfere with such person’s responsibilities to the Bank, and such persons may not represent that their political positions or activities are those of the Bank.

Fiduciary, Civic and Charitable Activities. You must not accept personal fiduciary appointments without first securing specific approval unless such appointments result from close family relationships. The Bank encourages staff members to participate in local civic and charitable activities. In some cases, however, it is improper for a staff member to serve as a member, director, officer or employee of a municipal corporation, agency, school board, or library board. Such service is entirely appropriate when adequate assurances are first given to the Bank that business relationships between the Bank and such entities would not be prohibited or limited because of statutory or regulatory requirements regarding conflicts of interest.

Federal and state laws and regulations prohibit the Bank from making direct political contributions and expenditures. The Bank and its trade groups are permitted to sponsor, and each has sponsored, a political action committee, which may be funded by voluntary contributions from the Bank’s directors, officers and employees, for the purpose of making political contributions or expenditures.

Protection of Confidential Information

The Bank’s directors, officers and employees must maintain the confidential relationship between the Bank and each of its customers. This is a fundamental principle of the banking business. Confidential information such as account balances, anticipated changes in the management or financial condition of a customer, etc., must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of Bank business. Moreover, you must never make changes in your investment portfolios on the basis of such confidential information.

Duty to Report and Consequences

Every director, officer and employee has a duty to adhere to this Code of Business Conduct and Ethics and all existing Bank policies and to report to the Bank any violations in accordance with applicable procedures. Each employee should report suspected violations to his or her immediate supervisor. Each officer should report suspected violations to the President of the Bank. In addition, each director, officer and employee should report any fraud, false entry, substantial error, embezzlement or employee misconduct, that is either discovered or known to have taken place in any records, property or funds of the Bank and should report any transaction or matter that seems to be irregular or damaging to the Bank.

Directors and the President should report suspected violations to the Chairman of the Audit Committee or, if a violation involves any member of the Audit Committee, to outside counsel.

The Bank will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination. Notwithstanding the foregoing, the Bank also reserves its other rights and remedies against any director, officer and employee who violates any provision of this Code of Business Conduct and Ethics, both at law and in equity.

Violations of this policy may result in termination of employment or directorship. Disciplinary action will be commensurate with the seriousness of the conduct, and based on a review of the facts and circumstances by the supervisor of the employee concerned, by the President or by the Board of Directors or a committee thereof, as appropriate.

The Bank forbids retaliation against officers and employees who report violations of this Code of Business Conduct and Ethics based upon a reasonable belief that information provided relates to a possible violation of the Code of Business Conduct and Ethics that has occurred, is ongoing, or is about to occur.

Employee Statement

Every employee has an individual responsibility to maintain the customers’ and public’s trust and confidence in the Bank. This responsibility is explained in the following statement:

As a condition of my employment by Bank 34, I accept the principle that the welfare of Bank 34 depends upon the conduct and honesty of the employees and upon the trust and confidence of the public. Our customers rightly expect honesty, security and confidentiality in their accounts and Bank 34 affairs.

Waivers

Any waivers of the Code of Business Conduct and Ethics may only be made by the Board of Directors and must be promptly disclosed to the Bank’s stockholders in accordance with applicable laws and regulations. Waivers should not be granted except under extraordinary or special circumstances.

Revisions

This Code of Business Conduct and Ethics shall be reviewed by the Board of Directors at least annually and may be revised as appropriate.